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                               EXHIBIT 11.1

              NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

                 CALCULATION OF PRIMARY EARNINGS PER SHARE
             (Amounts in thousands, except per share amounts)


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                                                                         Three Months Ended             Nine Months Ended
                                                                            September 30,                 September 30,
                                                                       ______________________        _______________________
                                                                         1995         1994             1995          1994
                                                                       __________   _________        _________     _________
INCOME (LOSS) FROM CONTINUING OPERATIONS                               $   2,395    $ (4,148)        $(88,083)     $(19,001)
                                                                       =========    ========         ========      ========
NET INCOME (LOSS)                                                      $   2,395    $ (4,148)        $(88,083)     $(68,453)
                                                                       =========    ========         ========      ========
COMMON STOCK:

Shares outstanding from beginning of period                               29,578      29,516           29,578        29,405
Pro rata shares:
   Stock options exercised                                                   429          59              253           119
   Shares purchased for treasury, from date of purchase                       --          (8)              --            (7)
   Assumed exercise of stock options, using treasury
     stock method                                                            732          91              320           126
   Conversion of senior subordinated debentures                            1,037          --              349            --
                                                                       _________    ________         ________      ________
   Weighted average number of shares outstanding                          31,776      29,658           30,500        29,643
                                                                       =========    ========         ========      ========
EARNINGS (LOSS) PER SHARE FROM
 CONTINUING OPERATIONS                                                 $     .08    $   (.14)        $  (2.89)     $   (.64)
                                                                       =========    ========         ========      ========
LOSS PER SHARE                                                         $     .08    $   (.14)        $  (2.89)     $  (2.31)
                                                                       =========    ========         ========      ========



















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